MUNIYIELD QUALITY FUND, INC.

FILE # 811-6660

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/14/2001	NJ Trans Trust Fund 6.0% 12/15/17	$1,881,450,000	$4,210,000	Paine Webber
02/14/2002	Hawaii St. GO 5.5% 2/1/21	$569,290,000	$2,000,000	Salomon